EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

To The Board of Directors

CSG Systems International, Inc.

We consent to the incorporation by reference in CSG Systems International, Inc.’s Registration Statements on Forms S-8 (File Nos. 333-10315, 333-32951, 333-48451, 333-83715, 333-42202 and 333-81656) of our report dated March 20, 2003, with respect to the consolidated balance sheet of CSG Systems International, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of CSG Systems International, Inc. Our report contains an explanatory paragraph discussing our audit of certain adjustments that were applied to restate the disclosures for reportable segments reflected in the December 31, 2001 and 2000 financial statements, which were audited by other auditors who have ceased operations. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

KPMG LLP

Denver, Colorado,

March 28, 2003